Exhibit 4.9

COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO

P.O. BOX 1734

ATLANTA, GA 30301

404-676-2121

September 27, 2022

Embotelladora del Atlántico S.A.

Ruta Nacional N° 19 km 3,7

Córdoba, 5000 Argentina

Gentlemen:

Reference is made to the Bottler’s Agreement effective October 1, 2017, by and between THE COCA-COLA COMPANY (hereinafter the “Company”) and EMBOTELLADORA DEL ATLÁNTICO S.A. (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory (hereinafter collectively referred to as the “Bottler’s Agreements”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreements unless otherwise specifically stated.

The terms of the Bottler’s Agreements are hereby extended from September 30, 2022, the date of expiration thereof, to

September 30, 2027

Except as herein modified, said Bottler’s Agreements and all of its stipulations, covenants, agreements, terms, conditions and provisions, shall continue in full force and effect, provided they shall finally terminate on September 30, 2027, without the right of a tacit renewal being claimed by you.

This consent shall be deemed accepted by the Bottler if within five (5) days of receipt thereof it fails to notify the Company of its rejection.

Very truly yours,
THE COCA-COLA COMPANY

By	/s/ Mark Randazza
Authorized Representative

Classified - Confidential